Exhibit 21

                  Subsidiaries of Oregon Trail Financial Corp.

                                   Exhibit 21

                         Subsidiaries of the Registrant



Parent

Oregon Trail Financial Corp.

                                        Percentage           Jurisdiction or
Subsidiaries (a)                       of Ownership       State of Incorporation
----------------                       ------------       ----------------------

Pioneer Bank, A Federal
  Savings Bank (1)                         100%               United States

Pioneer Development
  Corporation (2)                          100%                  Oregon

Pioneer Bank Investment
  Corporation (2)                          100%                  Oregon

----------
(1) Upon consummation of the Conversion, Pioneer Bank, A Federal Savings Bank will become a wholly-owned subsidiary of the Registrant.
(2) This corporation is a wholly owned subsidiary of Pioneer Bank, A Federal Savings Bank.